                   Bausch & Lomb Incorporated

                           Exhibit 11


      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)


                                            Three Months Ended
                                          March 27,    March 28,
                                            1999          1998

Net Earnings (in millions) (a)               $ 22.4      $ (23.2)

Actual outstanding Common and
Class B shares at beginning of
period                                       56,529       55,209

Sum of weighted average activity
Of Common and Class B shares
Issued for stock options,
Restricted stock awards and
Cancellations, and net activity of
Shares held in deferred
Compensation plan                               195          124

Weighted Basic Shares (b)                    56,724       55,333

Effect of assumed exercise of
Common stock equivalents                      1,338            -

Weighted diluted Shares (c)                  58,062       55,333

Basic earnings per share (a/b)                $0.39       $(0.42)

Diluted earnings per share (a/c)              $0.39       $(0.42)